Exhibit 99.1

News
Release
Investor Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Media Contact:
Mark Stejbach
mark.stejbach@tengion.com
 267.960.4884

Tengion Provides Business Update and Reports First Quarter 2011 Financial Results

East Norriton, PA, May 12, 2011 – Tengion, Inc. (Nasdaq: TNGN) today provided a business update and reported its financial results for the three months ended March 31, 2011.

Neo-Urinary Conduit Bladder Cancer Trial – Clinical Update
Tengion is currently conducting an initial clinical trial of its lead product candidate, the Neo-Urinary Conduit, for use in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy).  This trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit, as well as to allow the clinical investigators to optimize the surgical procedure and post-surgical care by incorporating the outcomes observed in each patient into the surgical technique for subsequent patients, as necessary.  To date, three patients have been enrolled and implanted in the clinical trial.  Clinical investigators have made surgical modifications in an effort to address conduit patency and vascular supply.  Based on clinical observations and complications to date, including events within the last week, the Company is extending its objective of reaching interim data in five patients into 2012.  The Company intends to provide an updated clinical timeline after a full assessment of the clinical data and plans for subsequent patient implants with investigators, the Data Safety Monitoring Committee and the FDA.

Neo-Kidney Augment Program Update
Tengion’s lead preclinical program, the Neo-Kidney Augment, is intended to prevent or delay the need for dialysis or kidney transplant by increasing functional kidney mass in patients with advanced chronic kidney disease (CKD).  Patients with end stage renal disease (ESRD) have CKD which has progressed to a point of little to no kidney function and these patients require dialysis or a kidney transplant to survive. According to the US Renal Data System, the Medicare cost of hemodialysis is $77,000 per patient, per year and 100,000 ESRD patients die in the U.S. each year.  Tengion scientists have published and presented positive data on the effect of our approach on kidney function in four different preclinical models of CKD. Two of these preclinical models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on survival.

Building on these results, Tengion is actively engaged in the next step in product development, defining product formulation and administration. The Company remains on track to request a pre-IND meeting with FDA by the end of the year.

“We are making progress with our Neo-Kidney Augment program and preclinical research, validating our formulation and delivery,” said Tim Bertram, D.V.M., Ph.D., Executive Vice President, Science and Technology and Chief Scientific Officer. “We are on track to meet our goal of requesting a meeting with the FDA by the end of this year regarding the path to clinical trials with this development program.”

In March, the Company announced the addition of two renal research and clinical experts, Ben Humphreys, M.D., Ph.D. and Giuseppe Remuzzi, M.D., F.R.C.P., from the Harvard Stem Cell Institute and Mario Negri Institute respectively, to its panel of Research & Development Advisors. This panel provides counsel to Tengion and engages leading researchers, clinicians, and patient advocates with the company as it advances its Organ Regeneration Platform™. The newest additions to the panel will work with Tengion in the area of renal function and CKD as the Company continues to advance its Neo-Kidney Augment program.

Financial Update
For the three months ended March 31, 2011, the Company reported an adjusted net loss of $6.5 million, or $0.41 per basic and diluted common share, compared with an adjusted net loss of $6.6 million, or $1.04 per basic and diluted common share, for the same period in 2010.  The decreased adjusted net loss for the 2011 period was primarily due to lower interest expense of $0.4 million resulting from lower average debt balances and lower depreciation expense of $0.1 million due to an increased number of fully depreciated assets.  These decreases were offset in part by an increase of $0.4 million of general administrative expense, of which $0.3 million was due to professional fees associated with the potential acquisition of the Company and $0.1 million was due to increased compensation costs of $0.1 million.  The loss per basic and diluted common share for the three months ended March 31, 2011 was significantly affected by the issuance of common stock in connection with equity financings completed in April 2010 and March 2011.

As of March 31, 2011, the Company held $31.5 million in cash and cash equivalents.  In March 2011, the Company sold securities in a private placement transaction with registration rights pursuant to which the Company received net proceeds of approximately $28.9 million.  In addition, in March 2011, the Company refinanced the outstanding debt owed to one of its lenders.  Pursuant to the terms of the refinancing, the Company repaid the outstanding principal amount of $4.5 million and borrowed $4.9 million, net of issuance costs, from the lender.

Conference Call and Webcast
Steven Nichtberger, M.D., President and Chief Executive Officer, and Brian Davis, Chief Financial Officer and Vice President of Finance, will host a conference call today, May 12, 2011 at 8:30 a.m. ET to provide a business update and discuss the Company’s first quarter 2011 financial results.  Tim Bertram, D.V.M., Ph.D., Executive Vice President, Science & Technology and Chief Scientific Officer and Sunita Sheth, M.D., Chief Medical Officer and Vice President Clinical and Regulatory Affairs will also be available on the call.

The call can be accessed by dialing 1-866-383-7989 (domestic) or 1-617-597-5328 (international) five minutes prior to the start time and providing the access code 64874944.  The presentation will also be available by live webcast and can be accessed by visiting the Investors section of the Company's website at http://www.tengion.com or at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=218965&eventID=4014467.

A replay of the call will be available on the Tengion website approximately two hours after completion of the call and will be archived.

About Tengion
Tengion, a clinical-stage biotechnology company, has pioneered the Organ Regeneration Platform™ that enables the Company to create proprietary product candidates that are intended to harness the intrinsic regenerative pathways of the body to produce a range of native-like organs and tissues. Tengion’s product candidates seek to eliminate the need to utilize other tissues of the body for a purpose to which they are poorly suited, procure donor organs or administer anti-rejection medications.  An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal.  The Company’s lead preclinical candidate is the Neo-Kidney Augment, which is designed to delay or prevent the need for dialysis or transplantation in patients at risk for kidney failure.  Tengion has also applied its technology in two Phase II clinical trials for Tengion's Neo-Bladder Augment for the treatment of neurogenic bladder.  Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company’s: (i) plans to develop and commercialize its product candidates, including the Neo-Urinary Conduit and the Neo-Kidney Augment; (ii) expectations regarding the initial clinical trial of the Neo-Urinary Conduit and (iii) expectations regarding planned preclinical studies of the Neo-Kidney Augment.  Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company’s Neo-Urinary Conduit clinical trial will not be placed on clinical hold by the Food and Drug Administration, or FDA; (ii) patients enrolled in the Company’s Neo-Urinary Conduit clinical trial will not experience additional adverse events, which could delay clinical trials or cause the Company to terminate the development of the Neo-Urinary Conduit; (iii) the Company will be able to successfully enroll patients in its clinical trials, including its initial clinical trial for the Neo-Urinary Conduit; (iv) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (v) data from the Company’s ongoing preclinical studies will continue to be supportive of advancing its preclinical product candidates; and (vi) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trial and (vii) the Company will be able to obtain the capital it needs to develop its product candidates and continue its operations.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release
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TENGION, INC.
(A Development-Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Period from July 10, 2003 (inception) through March 31, 2011
	2010	2011
Operating expenses:
Research and development	$3,316,126	$3,345,173	$107,909,292
General and administrative	1,412,412	1,775,979	36,478,177
Depreciation	1,226,809	1,126,573	21,137,221
Other expense	—	942,567	942,567
Total operating expenses	(5,955,347)	(7,190,292)	(166,467,257)
Interest income	10,469	13,735	8,472,115
Interest expense	(681,439)	(271,903)	(14,312,078)
Change in fair value of warrant liability	191,527	419,000	2,481,454
Net loss	(6,434,790)	(7,029,460)	$(169,825,766)
Accretion of redeemable convertible preferred stock to redemption value	(3,628,841)	—
Net loss attributable to common stockholders	$(10,063,631)	$(7,029,460)
Basic and diluted net loss attributable to common stockholders per share	$(14.33)	$(0.45)
Weighted-average shares of common stock outstanding-basic and diluted	702,144	15,710,671

BALANCE SHEET DATA
(unaudited)

	December 31, 2010	March 31, 2011
Cash and cash equivalents	$11,971,660	$31,478,421
Total assets	24,144,433	43,319,854
Warrant liability	—	16,528,000
Long-term debt (including current portion)	8,601,667	5,943,623
Total liabilities	13,084,513	26,929,603
Total stockholders’ equity	11,059,920	16,390,251

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended March 31,
	2010	2011
Net loss attributable to common stockholders – GAAP	$(10,063,631)	$(7,029,460)
Change in fair value of warrant liability	(191,527)	(419,000)
Other expense	—	942,567
Accretion of redeemable convertible preferred stock to redemption value	3,628,841	—
Adjusted net loss	$(6,626,317)	$(6,505,893)

Basic and diluted weighted-average shares of common stock outstanding – GAAP	702,144	15,710,671
Preferred stock automatically converted into common stock upon IPO	5,651,955 (a)	—
Adjusted basic and diluted weighted-average shares of common stock outstanding	6,354,099	15,710,671

Basic and diluted net loss per share – GAAP	$(14.33)	$(0.45)
Adjustment per share	13.29	0.04
Adjusted basic and diluted net loss per share	$(1.04)	$(0.41)

(a) Reflects the automatic conversion of the outstanding shares of redeemable convertible preferred stock into 5,651,955 shares of common stock and the reclassification of the preferred stock warrants from a liability to stockholders’ equity as though the completion of the initial public offering has occurred at the beginning of the first quarter of 2010.